Exhibit 10.4

LETTER OF AGREEMENT

Date: October 20, 2015

Section 1.  Services to be Rendered. The purpose of this letter is to set forth the terms and conditions on which Chord Advisors, LLC (“Chord”) agrees to provide Ritter Pharmaceuticals, Inc. (the “Company”) technical financial accounting advisory services. Chord will depend on the Company to provide information needed to perform the services and will rely on the Company for the accuracy and completeness of such information.

Section 2.  Engagement Period. Unless sooner terminated as provided herein, the term of this agreement (the “Engagement Period”) shall commence on November 1, 2015 and shall continue until terminated by either party. The Company represents that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the nature of its activities requires such qualification. The Company further represents to Chord: (1) that it has full power and authority to carry on its business as presently or proposed to be conducted and to enter into and perform its obligations under this Agreement; (2) that this Agreement has been duly authorized by all necessary corporate actions; and (3) that this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforcement may be limited by bankruptcy, creditors’ rights laws or general principles of equity). Chord represents that it is validly existing under the laws of its jurisdiction of organization. Chord further represents to the Company: (1) that it has full power and authority to enter into and perform its obligations under this agreement; and (2) that this agreement constitutes the valid and binding obligation of Chord, enforceable against Chord in accordance with its terms (except as such enforcement may be limited by bankruptcy, creditors’ rights laws or general principles of equity).

Section 3.  Advisory Fees. Chord will invoice the Company for actual time incurred in performing the services hereunder, at the following rates: $350 for partners/senior managing directors, $250 for directors and $100 for associates. Advisory Fees shall be payable monthly within 30 days after each month end during the engagement period. At no time shall Chord invoice Company in excess of $5,000 dollars in any individual month without notifying Company and receiving express written approval from Company.

Section 4.  Expenses. In addition to all other fees payable to Chord hereunder, the Company hereby agrees to reimburse Chord for all reasonable out-of-pocket expenses incurred in connection with the performance of services hereunder. No individual

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expenses over $50 per month will be expended without the prior written approval of the Company.

Section 5. Confidentiality. From time to time during the term of this agreement, the Company may disclose or make available to Chord information about its business affairs, finances, customers, products, services, technology, intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in written, electronic or other form or media (collectively, “Confidential Information”). During the Engagement Period, and for a period of five (5) years thereafter, Chord shall: (a) protect and safeguard the confidentiality of the Confidential Information with at least the same degree of care as Chord would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this agreement; and (c) not disclose any such Confidential Information to any person or entity other than its employees on a need to know basis who are participating in this engagement, are advised of the confidentiality thereof and who are subject to maintain the confidentiality thereof. In the event that Chord or its representative is required by law or legal process to disclose any Confidential Information, Chord will, to the extent legally permitted, provide Company with prompt written notice of such requirement so that Company may seek an appropriate protective order or confidential treatment. If in the absence of a protective order or confidential treatment, Chord or its representative is required by law or legal process to disclose Confidential Information, Chord shall use commercially reasonable efforts to limit such disclosure to that portion of the Confidential Information that Chord or its representative is legally required to disclose. In such case, Chord or its representative will exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

Section 6.  Indemnification. Each of the Company and Chord agrees to defend, indemnify and hold the other and its respective affiliates, stockholders, directors officers, agents, employees, successors and assigns (each an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever (including, without limitation, reasonable attorneys’ fees) which arise from the Company’s or Chord’s (as the case may be) breach of its obligations hereunder or any representation or warranty made by it herein. It is further agreed that the foregoing indemnity shall be in addition to any rights that either party may have at common law or otherwise, including, but not limited to, any right to contribution. Notwithstanding the foregoing, the indemnifying party is not obligated to indemnify, hold harmless or defend any Indemnified Person against any Claims (whether direct or indirect) if and to the extent such Claims arise out of or result from, in whole or in part, the:   (a) negligence or more culpable act or omission (including recklessness or willful misconduct) of an Indemnified Person, or (b)

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bad faith failure to materially comply with any of the obligations set forth in this agreement of an Indemnified Person.

Section 7.  Termination of Agreement, (a) Subject to paragraph (b) below, either party may terminate this Agreement and Chord’s engagement hereunder, with or without cause, upon 30 days written notice given to the other party at any time during the Engagement Period hereunder. In such event, all compensation accrued to Chord prior to such cancellation, whether in the form of Advisory Fees, reimbursement for expenses or otherwise, will become due and payable promptly upon such termination and Chord shall be relieved of any and all further obligation to provide any services hereunder.

(b) Notwithstanding anything to the contrary herein contained, Sections 4, 5, 6, 7, 8, 9, 10, 11 and 12 shall survive any termination or breach of this agreement by either party.

Section 8. Severability. In case any provision of this letter agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.

Section 9. Consent to Jurisdiction. This agreement shall be governed and construed in accordance with the laws of the State of California without regard to conflicts of laws principles.

Section 10. Other Services. If the Company desires additional services not provided for in this agreement, any such additional services shall be covered by a separate agreement between the parties hereto.

Section 11. Entire Agreement. This letter agreement contains the entire agreement of the Company and Chord, and supersedes any and all prior discussions and agreements, whether oral or written, with respect to the matters addressed herein.

Section 12. Counterparts. This letter agreement may executed in two or more counterparts, each of which shall be considered an original and all of which, taken together, shall be considered as one and the same instrument.

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Please evidence your acceptance of the provisions of this letter by signing below and returning a copy to Chord Advisors, LLC.

Very truly yours,

/s/ Sam Lynn
Sam Lynn
Managing Director
Chord Advisors, LLC

ACCEPTED AND AGREED

AS OF THE DATE FIRST ABOVE WRITTEN:

By:	/s/ Andrew Ritter
Andrew Ritter
Founder & President
Ritter Pharmaceuticals, Inc.

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